Exhibit 10.1

AMENDMENT NUMBER ONE

TO THE

REWARDS NETWORK INC.

2006 NON-EMPLOYEE DIRECTOR AWARDS PROGRAM

WHEREAS, Rewards Network Inc. (the “Corporation”) has heretofore adopted and maintains the Rewards Network Inc. 2006 Non-Employee Director Awards Program (the “Program”); and

WHEREAS, the Corporation desires to amend the Program to (a) amend the structure of the Restricted Stock Awards under the Program and (b) amend the structure of the Quarterly Awards under the Program.

NOW, THEREFORE, pursuant to the power of amendment contained in Section 8.3 of the Program, the Program is hereby amended as follows, effective as of the date hereof:

1. Section 4.1(a) of the Program is hereby amended to read in its entirety as follows:

(a) Restricted Stock Awards. On the date on which the Corporation grants annual equity compensation awards to executive officers of the Corporation (but not later than March 15 of each year), each person who on such date is a Non-Employee Director shall receive a restricted stock unit award (the “Restricted Stock Award”) with respect to a number of shares of Common Stock determined by dividing a dollar amount determined by the Board (or a committee of the Board that is designated by the Board) (“Restricted Stock Compensation Amount”) by the Fair Market Value of a share of Common Stock on the date of grant. Fractional shares will be disregarded.

If a person becomes a Non-Employee Director during a Program Year, such person will receive a Restricted Stock Award with respect to a number of shares of Common Stock determined by dividing the Restricted Stock Compensation Amount, pro-rated to reflect the time the person will serve as a Non-Employee Director during the Program Year, by the Fair Market Value of a share of Common Stock on the date of grant. Such Restricted Stock Award will be granted on the same date the Restricted Stock Awards are granted to other Non-Employee Directors or, if later, the date the person becomes a Non-Employee Director.

Each Restricted Stock Award shall be granted pursuant to a Restricted Stock Award Agreement between the Corporation and the Non-Employee Director. The Restricted Stock Award shall vest on account of the Non-Employee Director’s continued service on the Board through the date that is the earlier of (a) the Annual Meeting of Stockholders for the Program Year in which the Restricted Stock Award is granted, or (b) June 1 of the Program Year in which the Restricted Stock Award is granted. If the Non-Employee Director’s service on the Board terminates because the Non-Employee Director is not elected as a director at the Annual Meeting of Stockholders for the Program Year in which the Restricted Stock Award is granted, a portion of the Restricted Stock Award shall vest on the date of the Annual Meeting of Stockholders that is pro-rated to reflect the time the person served as a Non-Employee Director during the Program Year, and the Non-Employee Director shall forfeit all rights with respect to the shares of Common Stock which are not vested and such unvested portion of the Restricted Stock Award shall be cancelled by the Corporation. If the Non-Employee Director’s service on the Board terminates for any other reason, the Non-Employee Director shall forfeit all rights with respect to the shares of Common Stock which are not vested as of the effective date of the Non-Employee Director’s termination of service on the Board and such unvested portion of the Restricted Stock Award shall be cancelled by the Corporation. If the person becomes a Non-Employee Director after June 1 of the Program Year or, if earlier, at or after the Annual Meeting of Stockholders for the Program Year in which the Restricted Stock Award is granted, the Restricted Stock Award shall vest immediately. The vesting of the Restricted Stock Award shall accelerate upon a Change in Control, as defined in the Plan.

2. Section 4.2(a) of the Program is hereby amended to read in its entirety as follows:

(a) Eligibility for Quarterly Awards. On the last trading day of each respective calendar quarter, each Non-Employee Director will be eligible to receive a Quarterly Award consisting of a Non-Employee Director Fee. In addition, as part of the Quarterly Award, (i) the Chairman of the Board of Directors as of such date will be eligible to receive a Board Chairman Fee, (ii) the Audit Committee Chair, Compensation Committee Chair and Corporate Governance and Nominating Committee Chair as of such date will each be eligible to receive a Committee Chair Fee, and (iii) each other member of the Corporation’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee as of such date will be eligible to receive a Committee Member Fee. The Board (or a committee of the Board that is designated by the Board) will determine the amount of each of the fees that is a part of the Quarterly Award. Each Non-Employee Director may receive his or her Quarterly Award in cash or in a number of shares of Common Stock determined by dividing the Quarterly Award by the Fair Market Value of a share of Common Stock determined on the last trading day of the applicable calendar quarter. Fractional shares will be disregarded.

3. Section 6.2 of the Program is hereby amended by adding the following sentence at the end thereof:

In accordance with, and to the extent permitted by, the transition rule set forth in IRS Notice 2005-1, Q&A-19(c), and extended in the regulations under Section 409A of the Code and IRS Notice 2007-86, which permits participants in deferred compensation plans to change the date on which deferred compensation is payable, (i) a Non-Employee Director may elect prior to January 1, 2008 to change the method of distribution of his or her Deferral Account; provided that such election shall not apply to amounts that prior to such change would be payable prior to January 1, 2008 and shall not cause any amount to become payable prior to January 1, 2008, and (ii) a Non-Employee Director may elect prior to January 1, 2009 to change the method of distribution of his or her Deferral Account; provided that such election shall not apply to amounts that prior to such change would be payable prior to January 1, 2009 and shall not cause any amount to become payable prior to January 1, 2009.

IN WITNESS WHEREOF, the Corporation has caused this instrument to be executed by its duly authorized officer on this 8th day of February, 2008.

Rewards Network Inc.

By:	/s/ Roya Behnia

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